UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2011

SUFFOLK BANCORP

(Exact name of registrant as specified in its charter)

New York	000-13580	11-2708279
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

4 West Second Street, Riverhead, New York	11901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 208-2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 26, 2011, in response to the amended plan of compliance filed by Suffolk Bancorp (the “Company”) on September 22, 2011, the Company received from NASDAQ an extension until November 7, 2011 to file its delinquent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 (the “Quarterly Reports”). The exception provided by NASDAQ to allow Suffolk to file the Quarterly Reports is limited to a maximum of 180 calendar days from the due date of the initial delinquent Quarterly Report, which is November 7, 2011. In the event that the Company is unable to file the Quarterly Reports by November 7, 2011, its common stock may be delisted by NASDAQ.

This filing includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. Factors that could affect the Company include particularly, but are not limited to: a failure to file the Quarterly Reports on or before November 7, 2011; results of regulatory examinations; any failure by the Company to comply with the written agreement with the OCC or the individual minimum capital ratios for the Bank established by the OCC; failure by us to maintain effective internal controls over financial reporting; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file the Quarterly Reports on time or resulting from the restatement of our financial statements for the quarterly period ended September 30, 2011 and year ended December 31, 2010; any need to restate financial statements for prior periods and the consequences thereof or other action which could cause management not to be able to comply with NASDAQ rules; and the potential that net charge-offs are higher than expected or previously reported.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUFFOLK BANCORP

Dated September 30, 2011	By:	/s/ Douglas Ian Shaw
Senior Vice President & Corporate Secretary